Exhibit 99.1

Havertys Reports Fourth Quarter and Full Year 2020 Results
Atlanta, Georgia, February 17, 2021 – HAVERTYS (NYSE: HVT and HVT.A), today reported strong operating results for the fourth quarter and year ended December 31, 2020.
Fourth quarter 2020 versus fourth quarter 2019:
•	Diluted earnings per common share (“EPS”) of $1.37 versus $0.31 and Adjusted EPS of $1.37 versus $0.40.
•	Adjusted EPS in 2019 excludes $0.09 for an impairment charge on a store location.
•	Consolidated sales increased 12.9% to $241.3 million. Comparable store sales increased 13.7%.

FY 2020 versus FY 2019:
•	EPS of $3.12 versus $1.08 and Adjusted EPS of $1.88 versus $1.17.
•	Adjusted EPS in 2020 excludes $1.24 for gain on a sale-leaseback transaction.
•	Consolidated sales decreased 6.7% to $748.3 million as operations were paused from mid-March through early May. Comparable store sales for the year rose 5.0%.

Clarence H. Smith, chairman, president and CEO, said, “Consumer “nesting” continues to drive record demand for home furnishings. Our store and internet traffic is rising as we leverage the combined potential of high touch service and online capabilities. Sales across all furniture categories have been strong and mattress sales were up slightly in the fourth quarter as some supply rebounded. Merchandise availability remains a key issue as manufacturers are hampered by ongoing coronavirus concerns, raw material shortages, and shipping capacity. Our supply chain and sales teams, supported by a strong IT infrastructure, are working to communicate with customers and manage delivery expectations. Havertys’ distribution and delivery teams, who literally do the heavy lifting, have responded to the challenge of volatile warehouse flows and increased home deliveries, while following our masking and other safety protocols.

“I am proud of the hard work and dedication of all our team members during an extraordinary year. During 2020 we returned $70 million to our shareholders: $14 million in quarterly dividends, $36 million in special dividends, and repurchased almost $20 million in common stock. We ended 2020 with a very strong debt free balance sheet.

“We are blessed to be a part of the economy focused on the home. The new standards and operating procedures put into place this year will serve us well going forward. We are committed to maintaining our position as a trusted leader in the marketplace, investing in top-line growth and improving returns. Our business remains strong in these early weeks of the new year. We celebrate the rollout of the vaccines and look forward to the future when we can work and greet our customers with unmasked enthusiasm.”

NEWS RELEASE – February 17, 2021

Key Results
(amounts in millions, except per share amounts)

	Q4 2020	Q4 2019	FY 2020	FY 2019
Sales	$241.3	$213.8	$748.3	$802.3
Gross Profit	137.6	115.8	419.0	434.5
Gross profit as a % of sales	57.0%	54.2%	56.0%	54.2%

SGA
Variable	$41.6	$39.0	$135.3	$147.5
Fixed	65.4	69.6	242.0	260.0
Total	$107.0	$108.6	$377.3	$407.5

Diluted earnings per share (“EPS”)	$1.37	$0.31	$3.12	$1.08
Adjusted EPS	$1.37	$0.40	$1.88	$1.17
(see the reconciliation of the non-GAAP metrics at the end of the release)

Fourth Quarter ended December 31, 2020 Compared to Same Period of 2019

•	Total written sales were up 16.7% and written comparable store sales rose 17.5%.
•	Gross profit margins increased 280 basis points to 57.0% in 2020 from 54.2% for the same period of 2019 due to pricing discipline and smaller charges for our LIFO reserve.
•	SG&A expenses fell to 44.3% of sales from 50.8% and decreased $1.6 million. The primary drivers of this change are:
o	reduction in advertising spend of $2.4 million in 2020.
o	reduction in occupancy costs of $4.6 million in 2020, due to rent abatements, additional rent, and lower depreciation for warehouses in sale-leaseback, and $2.4 million impairment charge in 2019.
o	increase of $4.8 million in commissions and incentive compensation.
•	The effective tax rate in 2020 benefited from the recognition of $1.5 million of certain jobs creation state tax credits.

Expectations and Other
•
We expect gross profit margins for 2021 will be between 55.3% to 55.8%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A are expected to be in the $261.0 to $263.0 million range, a slight increase over the 2019 $260.0 million level. Variable SG&A expenses were $18.1% as a percent of sales in 2020 and are anticipated to be in the 18.2% to 18.4% range based on potential increases in selling and delivery costs.

•	Our effective tax rate for 2021 is expected to be 24.0% excluding the impact from the vesting of stock-based awards and potential new tax legislation.
•
Planned capital expenditures are approximately $23.0 million which include amounts for a store in Myrtle Beach, S.C., a new market for Havertys, a new store in The Villages, Fla., and another location in an existing market. We will close one store in 2021 and retail square footage is expected to increase approximately 1% versus 2020.

NEWS RELEASE – February 17, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net sales	$241,339	$213,837	$748,252	$802,291
Cost of goods sold	103,720	98,007	329,258	367,803
Gross profit	137,619	115,830	418,994	434,488

Expenses:
Selling, general and administrative	107,007	108,632	377,288	407,456
Other income, net	(601)	(87)	(34,899)	(405)
Total expenses	106,406	108,545	342,389	407,051

Income before interest and income taxes	31,213	7,285	76,605	27,437
Interest (income) expense, net	(61)	(307)	(126)	(1,287)

Income before income taxes	31,274	7,592	76,731	28,724
Income tax expense	5,846	1,492	17,583	6,859
Net income	$25,428	$6,100	$59,148	$21,865

Diluted earnings per share:
Common Stock	$1.37	$0.31	$3.12	$1.08
Class A Common Stock	$1.35	$0.30	$3.04	$1.03

Diluted weighted average shares outstanding:
Common Stock	18,618	19,719	18,932	20,261
Class A Common Stock	1,499	1,535	1,522	1,611

Cash dividends per share:
Common Stock	$2.22	$0.20	$2.77	$0.76
Class A Common Stock	$2.10	$0.19	$2.62	$0.72

NEWS RELEASE – February 17, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - Unaudited)

	December 31, 2020	December 31, 2019

ASSETS
Current assets
Cash and cash equivalents	$200,058	$75,739
Restricted cash and cash equivalents	6,713	6,663
Inventories	89,908	104,817
Prepaid expenses	9,580	7,652
Other current assets	9,985	9,652
Total current assets	316,244	204,523

Property and equipment, net	108,366	156,534
Right of-use lease assets	228,749	175,474
Deferred income taxes	15,814	13,198
Other assets	11,199	10,343
Total assets	$680,372	$560,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,429	$27,830
Customer deposits	86,183	30,121
Accrued liabilities	52,963	39,654
Current lease liabilities	33,466	29,411
Total current liabilities	204,041	127,016

Noncurrent lease liabilities	200,200	149,594
Other liabilities	23,164	22,959
Total liabilities	427,405	299,569

Stockholders’ equity	252,967	260,503
Total liabilities and stockholders’ equity	$680,372	$560,072

NEWS RELEASE – February 17, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands – Unaudited)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59,148	$21,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,207	20,596
Net loss on asset impairment	—	2,415
Stock-based compensation	4,375	3,435
Deferred income taxes	(2,458)	(2,691)
Net gain on sale of land, property, and equipment	(34,746)	(13)
Other	595	719
Changes in operating assets and liabilities:
Inventories	14,909	1,023
Customer deposits	56,062	5,656
Other assets and liabilities	(2,511)	1,833
Accounts payable and accrued liabilities	16,610	8,581
Net cash provided by operating activities	130,191	63,419

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,927)	(16,841)
Proceeds from sale of property and equipment	76,285	2,270
Net cash provided by (used in) investing activities	65,358	(14,571)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing under revolving credit facility	43,800	—
Payments of borrowings under revolving credit facility	(43,800)	—
Net change in borrowings under revolving credit facility	—	—

Dividends paid	(50,521)	(15,056)
Common stock repurchased	(19,708)	(29,757)
Taxes on vested restricted shares	(951)	(1,442)
Net cash used in financing activities	(71,180)	(46,255)
Increase in cash, cash equivalents and restricted cash equivalents during the period	124,369	2,593
Cash, cash equivalents and restricted cash equivalents at beginning of year	82,402	79,809
Cash, cash equivalents and restricted cash equivalents at end of year	$206,771	$82,402

NEWS RELEASE – February 17, 2021

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly. Large clearance sales events from warehouses or temporary locations are also excluded from comparable store sales.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Adjusted EPS
Adjusted diluted earnings per share (“Adjusted EPS”) is considered a non-GAAP financial measure under the rules because it excludes certain amounts which are included when diluted earnings per share (“EPS”) are calculated in accordance with U.S. GAAP (EPS), the most directly comparable financial measure calculated in accordance with U.S. GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Havertys’ earnings performance and the ability to make a more informed assessment of such earnings performance.

We have calculated Adjusted EPS for the quarter and year ended December 31, 2020 and 2019 by adjusting EPS for a sale-leaseback transaction in the second quarter of 2020 and an impairment charge in the fourth quarter of 2019.

	Q4 2020	Q4 2019	FY 2020	FY 2019
Diluted earnings per share:
Reported EPS	$1.37	$0.31	$3.12	$1.08

Adjustments:
Non-cash impairment charge: pre-tax	—	0.12	—	0.12
Gain from sale-leaseback transaction: pre-tax	—	—	(1.66)	—
Tax impact (1)	—	(0.03)	0.42	(0.03)
Net adjustment	—	0.09	(1.24)	0.09

Adjusted EPS	$1.37	$0.40	$1.88	$1.17
(1)	Calculated based on nature of item and rates applied.

NEWS RELEASE – February 17, 2021

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on February 18, 2021 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through February 25, 2021. The number to access the telephone playback is 1-888-203-1112 (access code: 4378900).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expected ability to operate and protect our team members and customers during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, the use of proceeds from our sale-leaseback transaction, our expectations for selling square footage and capital expenditures for 2021, our liquidity position to continue to operate during these highly uncertain times, and our efforts and initiatives to help us emerge from the pandemic well-positioned.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the health crisis associated with the COVID‑19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with debt covenants and amend such credit facilities as necessary; disruptions in our suppliers' operations, including from the impact of COVID-19, including potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2019 (all of which risks may be amplified by the COVID-19 pandemic) and Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020 and from time to time in the Company's subsequent filings with the SEC.

NEWS RELEASE – February 17, 2021

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys